Exhibit 99.1

Personalized Anti-Cancer Vaccine, BiovaxID®, Targeting B-cell

Lymphomas Available in Europe on a Named-Patient Basis

- Biovest and idis partner to facilitate patient access to lymphoma vaccine

- Phase III study results to be presented at “Best of ASCO” in Paris

TAMPA, FLORIDA – June 28, 2009 – Biovest International, Inc. (Other OTC: BVTI), a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (Other OTC: ABPIQ) today announced that BiovaxID®, Biovest’s personalized therapeutic anti-cancer vaccine, is available on a named-patient (compassionate-use) basis in Europe. Following compliance with local regulatory protocols, BiovaxID will be supplied by idis Limited to European healthcare professionals for the treatment of follicular non-Hodgkin’s lymphoma and potentially for other B-cell blood cancers such as chronic lymphocytic leukemia, mantle cell lymphoma and multiple myeloma. Physicians in non-European countries may also contact idis to inquire about the potential availability of BiovaxID, as idis manages named-patient programs in more than 100 countries.

According to world-renowned hematologist and lymphoma research pioneer, Professor Volker Diehl, M.D., Ph.D., Professor of Medicine, University of Cologne, “With the availability of this truly patient-specific vaccine, I believe hematologists now have a new, safe lymphoma treatment option capable of enhancing existing chemotherapeutic and monoclonal antibody treatment options by training the patient’s own immune system to selectively recognize and attack cancer cells, resulting in potentially longer lasting remissions. As follicular lymphoma so far is supposed to be a generally incurable and fatal blood cancer, it is with great hope and expectations that I welcome such a highly personalized therapeutic approach in addressing an urgent unmet need.” Prof. Dr. Diehl founded the German Hodgkin Study Group and is a recipient of the Bundesverdienstkreuz (Order of Merit of the Federal Republic of Germany), awarded by the German government for his lifetime achievements in the field of lymphoma research.

The BiovaxID Phase III study results were recently presented at the American Society of Clinical Oncology (ASCO) Annual Meeting Plenary Session, reporting that an eight year pivotal, randomized, multi-center, double-blind, controlled clinical study demonstrated that BiovaxID significantly prolonged disease-free survival in follicular non-Hodgkin’s lymphoma. The study found that patients who received BiovaxID experienced a median disease-free survival of 44.2 months compared to 30.6 months for those who received a control vaccine – an increase of 47 percent. In the study, with a median follow-up of 4.7 years, patients receiving BiovaxID experienced a 38% lower risk of disease recurrence compared to patients receiving the control vaccine. BiovaxID is the first vaccine targeting lymphoma ever to demonstrate such a disease-free survival benefit and because the vaccine is comprised of the patient’s own cells (autologous), the therapy has been demonstrated to be safe and well-tolerated.

Later today, the BiovaxID Phase III study results will again be presented at the “Best of ASCO” event to be held at the Maison de la Chimie, in Paris, France at 4:15 p.m. local time. The discussants for the BiovaxID abstract (abstract 33572) will be Jean-Luc Harousseau, M.D., Head of the Department of Clinical Hematology at the Central Laboratory of Hematology in Nantes, France and Vice President of the French Society of Hematology, and Christian Gisselbrecht, M.D., Ph.D., of the Institut d’Hématologie, Hôpital Saint-Louis in Paris, France.

Prof. Dr. Diehl also anticipates that the addition of BiovaxID booster shots could substantially bolster patient results, stating, “The recently reported Phase III results, while impressive, did not include a BiovaxID maintenance regimen consisting of periodic booster shots. Such a maintenance booster regimen may be key in continuing to stimulate a robust and enduring immune response, thus further improving results, and perhaps even resulting in durable remissions for some patients.” Biovest intends to include multiple booster vaccines for potential maintenance therapy purposes as part of the vaccine delivery for prescriptions processed under the named-patient program.

As BiovaxID is individually manufactured from a tissue biopsy obtained from a patient’s own tumor, a patient wishing to participate in the named-patient program must undergo a lymph node biopsy prior to receiving chemotherapy/monoclonal antibody therapy. Those cells collected by biopsy will then undergo a preparation process performed by Biovest with the resulting vaccine material then preserved until manufacture of the final vaccine is prescribed by the patient’s physician through idis. The vaccine is typically administered approximately 6 months following the end of chemotherapy, and consists of five BiovaxID vaccinations, subcutaneously injected, over a 6 month period (months 1,2,3,4 and 6). As an adjuvant therapy, at each vaccination cycle, patients will also receive four daily injections of an immune stimulating agent, GM-CSF. At the physician’s option, a periodic vaccine booster maintenance regimen may also be prescribed.

A named-patient program is a compassionate-use drug supply program under which physicians are permitted to supply investigational drugs to qualifying patients. Under a named-patient program, investigational drugs may be administered to patients who are suffering from a serious illness prior to the drug being approved by the European Medicines Evaluation Agency (EMEA). “Named-patient” distribution refers to the distribution or sale of a product to a specific healthcare professional for the treatment of an individual patient, assuming compliance with the local regulatory protocols respective to each participating country. In Europe, under the named-patient program, the drug is most often purchased through the national health system.

Contact Information for BiovaxID Named-Patient Program:

Licensed hematologists can learn more regarding BiovaxID and the named-patient program by contacting:

idis Limited (United Kingdom)

Telephone: +44 (0) 1932 824 123

Fax: +44 (0) 1932 824 323

Email: internationalsales@idispharma.com

About BiovaxID®

BiovaxID is a personalized, patient-specific therapeutic vaccine designed to stimulate the patient’s own immune system to recognize and destroy cancerous B-cells that may remain in the body or may arise after the patient has been treated with chemotherapy. Unlike many other approaches to treating non-Hodgkin’s lymphoma, BiovaxID is designed to kill only cancerous B-cells, with the initial indication of follicular Non-Hodgkin’s lymphoma. Additionally, it is anticipated that BiovaxID could be used to treat other types of B-cell cancers, such as mantle cell lymphoma, chronic lymphocytic leukemia and multiple myeloma.

A Unique Approach to Immunotherapy Targeting B-Cell Blood Cancers

B-cells (a type of white blood cell or lymphocyte) are a vital part of the human immune system, as they produce antibodies that seek out and bind to foreign substances in the body. In lymphoma, as cancerous B-cells develop and multiply unrestrained, each malignant B-cell expresses a unique idiotype or biomarker on the cell’s surface, specific to each patient. Research at Stanford University and the National Cancer Institute led to the development of BiovaxID as a personalized, therapeutic vaccine capable of selectively targeting only cancerous B-cells, while sparing healthy cells. This is achieved by using the idiotype obtained from a sample of the patient’s tumor by biopsy, and through proprietary bioengineering techniques in a patented cell line, a patient-specific vaccine is created that stimulates the immune system by recruiting a patient’s T-cells (immune cells that kill cancerous cells) to seek out and destroy only the diseased B-cells. BiovaxID is the only hybridoma (patient’s lymphoma cells are fused to a heteromyeloma cell line to produce the tumor specific idiotype protein) anti-cancer vaccine that consists of a high-fidelity copy of the complete idiotype, believed to be critical in mounting a full and complete immune response against the cancer, as well as “training” the immune system to maintain continuous response if cancerous cells were to return.

About idis Limited

idis is the world leader in the development and implementation of named-patient programs and has a proven track record of working in strategic partnership with US-based companies to bring new drugs to Europe for the first time. idis supports customers in over 100 countries, supplying more than 400 different medicines per month and responding to more than half a million requests on a named-patient basis to medical professionals worldwide. For more information on idis please visit their website at http://www.idispharma.com.

About Biovest International, Inc.

Biovest International, Inc. (Other OTC: BVTI) is a pioneer in the development of advanced individualized immunotherapies for life-threatening cancers of the blood system. Biovest is a majority-owned (75%) subsidiary of Accentia Biopharmaceuticals, Inc. (Other OTC: ABPIQ) with its remaining shares publicly traded. Biovest has a foundation in the manufacture of biologics for research and clinical trials. In addition, Biovest develops, manufactures and markets patented cell culture systems, including the innovative AutovaxID™, which is being marketed as an automated vaccine manufacturing instrument and for production of cell-based materials and therapeutics. Biovest recently completed a pivotal Phase 3 clinical trial for BiovaxID®, which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA and Orphan Drug status by the EMEA.

For further information, please visit: http://www.biovest.com

Biovest International, Inc. Corporate Contact:

Douglas Calder, Director of Investor Relations & Public Relations

Phone: (813) 864-2554, ext.258 / Email: dwcalder@biovest.com

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to statements about BiovaxID®, AutovaxID™, events occurring after dates hereof, and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.